Exhibit 99.1

PennyMac Mortgage Investment Trust Reports

Second Quarter 2022 Results

WESTLAKE VILLAGE, Calif., August 2, 2022 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported a net loss attributable to common shareholders of $81.2 million, or $(0.88) per common share on a diluted basis for the second quarter of 2022, on net investment income of $21.5 million. PMT previously announced a cash dividend for the second quarter of 2022 of $0.47 per common share of beneficial interest, which was declared on June 2, 2022 and paid on July 28, 2022 to common shareholders of record as of July 14, 2022.

Second Quarter 2022 Highlights

Financial results:

•	Net loss attributable to common shareholders of $81.2 million, compared to a net loss of $29.6 million in the prior quarter
o	Credit sensitive strategies impacted by fair value decreases resulting from credit spread widening
o	Returns in correspondent production and interest rate sensitive strategies partially offset by $30.9 million of tax provisions in PMT’s taxable REIT subsidiary
•

Repurchased 1.9 million PMT common shares at an average price of $14.72 per share for a cost of $28.4 million; also repurchased an additional 510 thousand shares in July at an average price of $14.30 per share at a cost of $7.3 million

•	Issued $305 million of 5-year term notes secured by Fannie Mae mortgage servicing rights (MSRs)
•	Book value per common share decreased to $16.59 at June 30, 2022 from $17.87 at March 31, 2022

Other investment highlights:

•	Investment activity driven by correspondent production volumes
o	Conventional correspondent loan production volumes of $10.3 billion in unpaid principal balance (UPB), up 6% from the prior quarter
—	Resulted in $171 million in new mortgage servicing rights (MSRs)

“PMT reported a net loss for the second quarter as fair value declines in its credit sensitive strategies due to continued spread widening more than offset strong performance from its strategies excluding the impacts of market-driven fair value changes,” said Chairman and CEO David Spector. “Additionally, PMT recorded a tax expense related to fair value gains on its MSR assets in its taxable REIT subsidiary, which also impacted results. However, the recent increase in spreads has improved our projected return potential for PMT’s investment portfolio going forward and presents opportunities for PMT to invest additional capital at attractive risk-adjusted returns. With our deep management team that has years of experience executing through mortgage cycles, a strong balance sheet, sophisticated financing structures and hedging strategies that mitigate volatility in book value and preserve a strong liquidity position, PMT is well-positioned to deliver attractive returns to its shareholders in the long term.”

The following table presents the pretax income contributions of PMT’s segments:

	Quarter ended June 30, 2022
	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
	(in thousands)
Net investment income:
Net losses on investments and financings:
CRT investments	$(42,355)	$-	$-	$-	$(42,355)
Loans at fair value	5	-	-	-	5
Loans held by variable interest entity net of asset-backed secured financing	(5,802)	-	-	-	(5,802)
Mortgage-backed securities	(9,659)	(172,839)	-	-	(182,498)
	(57,811)	(172,839)	-	-	(230,650)
Net gains on loans acquired for sale	9	-	7,662	-	7,671
Net loan servicing fees	-	217,313	-	-	217,313
Net interest (expense) income:
Interest income	5,919	60,895	23,393	491	90,698
Interest expense	10,428	55,154	12,101	467	78,150
	(4,509)	5,741	11,292	24	12,548
Other income	(28)	-	14,646	-	14,618
	(62,339)	50,215	33,600	24	21,500
Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	51	20,284	20,646	-	40,981
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	7,910	7,910
Other	1,323	562	3,174	7,418	12,477
	$1,374	$20,846	$23,820	$15,328	$61,368
Pretax (loss) income	$(63,713)	$29,369	$9,780	$(15,304)	$(39,868)

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created government sponsored enterprise (GSE) credit risk transfer (CRT) investments, investments in non-agency subordinate bonds from private-label securitizations of PMT’s production, opportunistic investments in GSE CRT and other legacy investments. Pretax loss for the segment was $63.7 million on net investment losses of $62.3 million, compared to pretax loss of $56.0 million on net investment losses of $52.7 million in the prior quarter.

Net losses on investments in the segment were $57.8 million, compared to net losses on investments of $44.9 million in the prior quarter and included $42.4 million in net losses on PMT’s organically-created GSE CRT investments, $5.8 million in net losses from investments in non-agency subordinate bonds from PMT’s production and $9.7 million in net losses on other acquired suborindate CRT mortgage-backed securities (MBS).

Net losses on PMT’s organically-created CRT investments for the quarter were $42.4 million, compared to net losses of $35.6 million in the prior quarter, and included $67.0 million in valuation-related losses, which reflected the impact of credit spread widening. The prior quarter included $74.9 million in valuation-related losses. Net losses on PMT’s organically-created CRT investments also included $20.2 million in realized gains and carry, compared to $23.3 million in the prior quarter. Recoveries net of realized losses during the quarter were $4.5 million, down from $16.0 million in the prior quarter primarily related to L Street Securities 2017-PM1, as losses were reversed for loans that had been in forbearance and reperformed. We believe the majority of potential loss reversals related to COVID-19 forbearance plans have been realized and do not expect a meaningful contribution from these loss reversals in the future.

During the quarter, PMT invested $39 million in floating-rate CRT bonds issued by Freddie Mac and Fannie Mae.

Net interest expense for the segment totaled $4.5 million, compared to $8.1 million in the prior quarter. Interest income totaled $5.9 million, up from $2.1 million in the prior quarter primarily due to higher earnings rates on deposits securing CRT arrangements. Interest expense totaled $10.4 million, up from $10.1 million in the prior quarter.

Segment expenses were $1.4 million, down from $3.3 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $29.4 million on net investment income of $50.2 million, compared to a pretax income of $84.2 million on net investment income of $107.4 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs are expected to increase in fair value whereas Agency pass through and non-Agency senior MBS are expected to decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net losses on investments for the segment was $172.8 million and consisted of losses on MBS due to higher interest rates.

Net loan servicing fees were $217.3 million, compared to $304.2 million in the prior quarter. Net loan servicing fees included servicing fees of $151.1 million, up from $146.9 in the prior quarter primarily due to portfolio growth, and $7.2 million in other fees, reduced by $86.6 million in realization of MSR cash flows. Net loan servicing fees also included $220.4 million in fair value increases of MSRs, $78.1 million in related hedging declines, and $3.3 million of MSR recapture income. PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands)
From non-affiliates:
Contractually specified(1)	$151,149	$146,885	$124,019
Other fees	7,179	9,114	24,902
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(86,643)	(88,919)	(69,613)
Market changes	220,422	392,640	(229,885)
	133,779	303,721	(299,498)
Hedging results	(78,118)	(163,802)	94,116
	55,661	139,919	(205,382)
Net servicing fees from non-affiliates	213,989	295,918	(56,461)
From PFSI—MSR recapture income	3,324	8,260	11,549
Net loan servicing fees	$217,313	$304,178	$(44,912)
(1) Includes contractually specified servicing fees, net of guarantee fees.

The fair value of the MSR increased by $220.4 million in the quarter, driven by higher mortgage rates which resulted in expectations for lower prepayment activity in the future. Agency MBS and interest rate hedges decreased in fair value as a result of increases in market interest rates.

Net interest income for the segment was $5.7 million, versus net interest expense of $12.6 million in the prior quarter. Interest income totaled $60.9 million, up from $29.1 million in the prior quarter due to higher average MBS balances and interest rates and increased placement fee income on custodial balances as a result of higher short-term interest rates. Interest expense totaled $55.2 million, up from $41.7 in the prior quarter primarily due to the impact of higher financing costs on larger average MSR and MBS balances.

Segment expenses were $20.8 million, down from $23.2 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to most of its production. PMT’s Correspondent Production segment generated pretax income of $9.8 million, up from $4.6 million in the prior quarter.

Through its correspondent production activities, PMT acquired $21.0 billion in UPB of loans, down 7 percent from the prior quarter. Of total correspondent acquisitions, conventional conforming acquisitions totaled $10.3 billion, and government-insured or guaranteed acquisitions totaled $10.6 billion, up from $9.8 billion and down from $12.7 billion, respectively, in the prior quarter. Interest rate lock commitments on conventional loans totaled $11.1 billion, up from $10.2 billion in the prior quarter.

Segment revenues were $33.6 million, up from $26.5 million the prior quarter and included other income of $14.6 million, which primarily consists of volume-based origination fees, net interest income of $11.3 million, and net gains on loans acquired for sale of $7.7 million. Net gain on loans acquired for sale in the quarter increased from the prior quarter as a result of higher conventional acquisition volumes and gain on sale margins.  Interest income was $23.4 million, up from $19.2 million in the prior quarter, and interest expense was $12.1 million, up from $11.6 million in the prior quarter, both due to higher volumes.

Segment expenses were $23.8 million, up from $22.0 million in the prior quarter driven by the increase in acquisition volumes and an increase in the weighted average fulfillment fee rate. The weighted average fulfillment fee rate in the second quarter was 20 basis points, up from 17 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $24,000, down from $0.6 million in the prior quarter. Management fees were $7.9 million, down from $8.1 million in the prior quarter. Other segment expenses were $7.4 million, up slightly from the prior quarter.

Taxes

PMT recorded a provision for tax expense of $30.9 million primarily driven by fair value increases in MSRs held in PMT’s taxable subsidiary.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-reit.com beginning after the market closes on Tuesday, August 2, 2022.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.pennymac-reit.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
kristyn.clark@pennymac.com	Isaac Garden
(805) 395-9943	investorrelations@pennymac.com
(818) 224-7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or manmade disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; the degree and nature of the Company’s competition; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands except share amounts)
ASSETS
Cash	$332,009	$187,880	$68,616
Short-term investments at fair value	88,818	236,468	44,890
Mortgage-backed securities at fair value	3,853,076	3,070,330	2,309,864
Loans acquired for sale at fair value	1,793,665	1,708,745	5,535,300
Loans at fair value	1,654,483	1,826,482	350,401
Derivative assets	17,372	77,823	88,278
Deposits securing credit risk transfer arrangements	1,430,759	1,536,862	2,256,047
Mortgage servicing rights at fair value	3,695,609	3,391,172	2,551,373
Servicing advances	90,716	134,002	111,858
Due from PennyMac Financial Services, Inc.	3,582	20,562	19,216
Other	257,190	197,189	262,269
Total assets	$13,217,279	$12,387,515	$13,598,112
LIABILITIES
Assets sold under agreements to repurchase	$5,646,402	$5,092,700	$7,193,671
Mortgage loan participation purchase and sale agreements	79,269	65,699	28,037
Notes payable secured by credit risk transfer and mortgage servicing assets	2,741,750	2,372,279	2,829,177
Exchangeable senior notes	544,803	544,100	496,825
Asset-backed financings at fair value	1,548,636	1,712,650	321,875
Interest-only security payable at fair value	19,485	16,373	13,185
Derivative and credit risk transfer strip liabilities at fair value	278,499	129,350	86,681
Accounts payable and accrued liabilities	123,459	117,682	170,458
Due to PennyMac Financial Services, Inc.	43,234	27,722	61,883
Income taxes payable	81,661	46,797	16,616
Liability for losses under representations and warranties	39,441	40,225	36,314
Total liabilities	11,146,639	10,165,577	11,254,722
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	541,482	541,482	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 91,081,067, 93,007,076, and 97,911,249 common shares, respectively	911	930	979
Additional paid-in capital	1,972,849	2,000,107	2,138,422
Accumulated deficit	(444,602)	(320,581)	(95,718)
Total shareholders' equity	2,070,640	2,221,938	2,343,390
Total liabilities and shareholders' equity	$13,217,279	$12,387,515	$13,598,112

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands, except per share amounts)
Investment Income
Net loan servicing fees:
From nonaffiliates
Servicing fees	$158,328	$155,999	$148,921
Change in fair value of mortgage servicing rights	133,779	303,721	(299,498)
Hedging results	(78,118)	(163,802)	94,116
	213,989	295,918	(56,461)
From PennyMac Financial Services, Inc.	3,324	8,260	11,549
	217,313	304,178	(44,912)
Net (losses) gains on investments and financings	(230,650)	(229,095)	128,405
Net gains on loans acquired for sale	7,671	3,953	27,726
Loan origination fees	14,428	14,774	45,714
Interest income	90,698	51,063	43,686
Interest expense	78,150	63,514	79,202
Net interest income (expense)	12,548	(12,451)	(35,516)
Other	190	480	149
Net investment income	21,500	81,839	121,566
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	20,335	21,088	20,015
Loan fulfillment fees	20,646	16,754	54,020
Management fees	7,910	8,117	11,913
Loan origination	2,782	2,842	7,986
Professional services	1,252	4,025	1,897
Loan collection and liquidation	1,251	3,177	3,975
Safekeeping	1,021	2,395	2,592
Compensation	1,549	1,437	1,328
Other	4,622	3,946	4,043
Total expenses	61,368	63,781	107,769
(Loss) income before provision for (benefit from) income taxes	(39,868)	18,058	13,797
Provision for (benefit from) income taxes	30,866	37,187	(24,295)
Net (loss) income	(70,734)	(19,129)	38,092
Dividends on preferred shares	10,455	10,455	6,235
Net (loss) income attributable to common shareholders	$(81,189)	$(29,584)	$31,857
(Loss) earnings per share
Basic	$(0.88)	$(0.32)	$0.32
Diluted	$(0.88)	$(0.32)	$0.32
Weighted average shares outstanding
Basic	91,963	94,146	97,927
Diluted	91,963	94,146	98,034